Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

XPO LOGISTICS, INC.

XPO Logistics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That “Article I - CORPORATE NAME” of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows (the “Amendment”):

“The name of the Corporation is XPO, Inc.”

SECOND: The Amendment was duly adopted in accordance with Section 242 of the DGCL, having been approved by the Board of Directors of the Corporation on November 16, 2022.

THIRD: The Amendment shall become effective at 12:01 a.m. Eastern Time on December 19, 2022.

IN WITNESS WHEREOF, the Corporation has caused this certificate of amendment to be executed by a duly authorized officer of the Corporation on December 15, 2022.

XPO LOGISTICS, INC.

By:	/s/ Christopher J. Signorello
Name:	Christopher J. Signorello
Title:	Chief Compliance Officer and Deputy General Counsel